Exhibit 107
Form S-8

Exicure, Inc.

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share – 2017 Equity Incentive Plan	Rule 457(c) and 457(h)	4,600,000(3)	$0.31	$1,426,000.00	$92.70 per million dollars	$132.19
Equity	Common Stock, par value $0.001 per share – 2017 Employee Stock Purchase Plan		300,000(4)	$0.31	$93,000.00	$92.70 per million dollars	$8.62
	Total Offering Amounts		4,900,000		$1,519,000.00		$140.81
	Total Fee Offsets						-
	Net Fee Due						$140.81

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Exicure Inc. (the “Registrant”) that become issuable under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”) or 2017 Employee Stock Purchase Plan (the “2017 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on March 24, 2022 as reported on the Nasdaq Capital Market, which was $0.31.

(3)    Represents an automatic increase to the number of shares available for issuance under the 2017 Plan, in accordance with the automatic annual increase provision of the 2017 Plan, effective as of January 1, 2022. The number of shares of Common Stock reserved for issuance under the 2017 Plan will automatically increase on January 1st of each fiscal year in an amount equal to the lesser of (i) 4,600,000 shares, (ii) 5.0% of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding calendar year, or (iii) a lesser number of shares determined by the Registrant’s compensation committee of the board of the directors.
(4)    Represents an automatic increase to the number of shares available for issuance under the 2017 ESPP, in accordance with the automatic annual increase provision of the 2017 ESPP, effective as of January 1, 2022.

Exhibit 107
The number of shares of Common Stock reserved for issuance under the 2017 ESPP will automatically increase on January 1st of each fiscal year in an amount equal to the lesser of (i) 300,000 shares, (ii) 0.3% of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding calendar year, or (iii) a lesser number of shares determined by the Registrant’s board of the directors.